Exhibit 99.1
Autodesk Announces Intent to Acquire Moldflow, Leading Provider of Injection Molding Simulation Software
Thursday May 1, 4:25 pm ET
Deal Would Expand Autodesk Digital Prototyping in Plastic Parts Markets
SAN RAFAEL, Calif., May 1 /PRNewswire-FirstCall/ — Autodesk, Inc. (Nasdaq: ADSK - News), a leader of design innovation software and technologies, today announced that it has signed a definitive agreement to acquire Moldflow Corporation (Nasdaq: MFLO - News), a leading provider of software solutions that allow designers to predict and optimize how plastic components will perform during each phase of the design and manufacture process. The transaction will be structured as a cash tender offer for all the outstanding shares of Moldflow common stock, is subject to customary closing conditions including regulatory approvals, and is expected to close in the second calendar quarter of 2008.
This agreement demonstrates Autodesk’s commitment to provide a comprehensive Digital Prototyping solution to manufacturers of all sizes, giving them the ability to optimize, validate and improve their designs earlier in the process. The acquisition will make analysis capabilities for plastics manufacturing available to manufacturers using Autodesk Digital Prototyping solution. Autodesk is committed to supporting Moldflow customers once the transaction is closed and integrating them into the Autodesk manufacturing community.
Autodesk will acquire Moldflow for $22 per share, or approximately $297 million, less the amount in Moldflow’s cash balance at the time of closing and proceeds from options exercises. Headquartered in Framingham, Mass., Moldflow has research and development offices in Melbourne, Australia, and Ithaca, N.Y., as well as sales offices in various geographies around the world. Moldflow has 285 employees and reported revenues for its fiscal 2007 of $55.9 million.
“Moldflow is a leader in computer integrated manufacturing and brings strong analysis and simulation capabilities to our Digital Prototyping solution,” said Carl Bass, Autodesk president and CEO. “Their strong brand recognition will further enhance our leadership in Digital Prototyping by bringing best-of-class simulation and optimization into our portfolio. The products of Autodesk and Moldflow are very complementary, and combining our product lines will expand the product offerings available to Autodesk’s customers.”
“We see strong synergies between Moldflow and Autodesk and are very excited about this transaction,” said Roland Thomas, president and CEO, Moldflow. “By combining Autodesk’s and Moldflow’s complementary product offerings, we can provide a wide and advanced range of software solutions to allow customers to address the challenges involved in the designing and manufacturing of injection molded plastic parts. The combined product capabilities for analysis and simulation will provide a fully optimized digital process for part design, tool design and part production, helping companies reduce their product development costs and increase their time to market.”
The underlying strength of Autodesk’s business remains strong. Absent the impact of this acquisition, the company is not changing any of its previously issued guidance.
Business Outlook Assuming the acquisition is completed in the second calendar quarter of 2008, Autodesk expects this transaction to be dilutive to its GAAP diluted earnings per share by between $0.07 and $0.08 in the second quarter of fiscal 2009. This transaction is expected to be dilutive to non-GAAP diluted earnings per share by between $0.01 and $0.02 in the second quarter of fiscal 2009. Non-GAAP diluted earnings per share excludes $16 million of pre-tax write offs related to in-process research and development (IPR&D) and amortization of acquisition related intangibles.
This transaction is expected to decrease Autodesk’s GAAP diluted earnings per share by approximately $0.10 in fiscal 2009. On a combined basis, the company expects GAAP diluted earnings per share of between $1.70 and $1.80.
Autodesk expects no impact to non-GAAP diluted earnings per share for fiscal 2009. Moldflow’s expected impact on Autodesk’s non-GAAP diluted EPS excludes $1 million in pre-tax stock-based compensation expenses and $22 million of pre-tax write offs related to IPR&D and amortization of acquisition related intangibles.
Conference Call There will be an analyst and investor conference call conducted by management teams of both Autodesk and Moldflow to discuss the transaction, today at 5 p.m. EDT/2 p.m. PDT. The live discussion can be accessed by dialing (866) 362-4831 or (617) 597-5347 (passcode 70630725). An audio webcast or podcast of the call will be available at 7:00 pm EDT at http://www.autodesk.com/investors. An audio replay will be available until May 8 beginning at 7:00 pm EDT by dialing 888-286-8010 or 617-801-6888 (passcode: 87595405).
Safe Harbor Statement: This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding completion of the acquisition; the impact of the acquisition on Autodesk’s earnings per share, business performance and product offerings; Autodesk’s commitments to Moldflow customers; and the impact of the combined product capabilities. Factors that could cause actual results to differ materially include the following: costs related to the proposed acquisition; the risk of failing to obtain any regulatory approvals or satisfy other conditions to the acquisition; the risk that the transaction will not close or that closing will be delayed; the risk that our respective businesses will suffer due to uncertainty related to the transaction; difficulties encountered in integrating merged businesses; whether certain market segments grow as anticipated; the competitive environment in the software industry and competitive responses to the acquisition; and whether the companies can successfully develop new products or modify existing products and the degree to which these gain market acceptance. Further information on potential factors that could affect our respective businesses and financial results are included Autodesk’s and Moldflow’s filings with the Securities and Exchange Commission, including Autodesk’s report on Form 10-K for the year ended January 31, 2008 and Moldflow’s report on Form 10-K for the year ended June 30, 2007, and Form 10-Q for the quarters ended September 30, 2007 and December 31, 2007, respectively, which are on file with the Securities and Exchange Commission. There can be no assurance that the acquisition or any other transaction will be consummated.
About Autodesk
Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation.
Autodesk and AutoCAD are registered trademarks or trademarks of Autodesk, Inc. in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product offerings and specifications at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document. © 2008 Autodesk, Inc. All rights reserved.
About Moldflow
Moldflow (Nasdaq: MFLO — News) is the leading provider of plastics simulation software that empowers more users to optimize more designs across their enterprise from the earliest stages of new product development. Moldflow products benefit anyone involved in the design or manufacture of plastics injection molded parts including industrial designers, mechanical design engineers, CAE analysts, mold designers, mold makers, process engineers and manufacturing engineers.
Moldflow is a registered trademark of Moldflow.
Additional Information
The tender offer for the outstanding common stock of Moldflow Corporation has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Moldflow common stock will be made only pursuant to an offer to purchase and related materials that Autodesk intends to file with the SEC on Schedule TO. Moldflow also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Moldflow stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Moldflow stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at http://www.sec.gov, from Autodesk (with respect to documents filed by Autodesk with the SEC), or from Moldflow (with respect to documents filed by Moldflow with the SEC). Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.

Autodesk Contacts:	Moldflow Contact:
Business Media	Media and Analysts
Colleen Rubart	Dawn Soucier
Tel: 415-547-2368	Tel.: 508-358-5848 x234
Email: colleen.rubart@autodesk.com	Email: dawn_soucier@moldflow.com

Trade Media
Paul Davis
Tel.: 415-547-2457
Email: paul.davis@autodesk.com

Analysts
David Gennarelli
Tel: 415-507-6033
Email: david.gennarelli@autodesk.com
Source: Autodesk, Inc.

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